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                                                                    EXHIBIT 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Reuter Manufacturing, Inc. and Subsidiaries on Form S-8 (File Nos. 33-15293, 33-33107, 33-44304 and 33-44281) of our report, which includes an explanatory paragraph addressing substantial doubt about the Company's ability to continue as a going concern, dated February 28, 1997, except as to the last paragraph of
Note 6, for which the date is March 20, 1997, on our audits of the consolidated financial statements and financial statement schedule of Reuter Manufacturing, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years then ended, which report is included in this Annual Report on Form 10-KSB.



                                   /s/ COOPERS & LYBRAND L.L.P.
                                   COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
March 27, 1997